Exhibit 99.1
Pine Brook to Acquire Triumph Capital Advisors, a Leading CLO Manager, from Triumph Bancorp
DALLAS and NEW YORK—March 30, 2017 – Pine Brook, an investment firm focused on building businesses in the financial services and energy sectors, and Triumph Bancorp, Inc. (NASDAQ:TBK) today announced the signing of a definitive agreement for Pine Brook and management to acquire Triumph Capital Advisors, LLC ("Triumph Capital Advisors" or the "Company"), a credit investment firm that manages and provides other services with respect to collateralized loan obligations ("CLOs") and related securities, and a wholly owned subsidiary of Triumph Bancorp.  Pine Brook has also provided a $250 million line of equity to Trinitas Capital Management, LLC. Financial details of the acquisition were not disclosed.
Dallas-based Triumph Capital Advisors is a leading investor in syndicated bank loans, with a focus on CLOs. The Company's team has extensive experience investing in senior secured bank debt and CLO securities, and its knowledge of CLO deal structure, compliance, portfolio management and administration make it uniquely qualified to deliver value to investors.
Gibran Mahmud, chief investment officer of Triumph Capital Advisors stated, "This is a major milestone in the development of Triumph Capital Advisors.  I would like to thank Aaron Graft and Triumph Bancorp for their partnership over the past four years; our success to date is a testament to the effort and capabilities of all involved.  Our team is excited about the opportunity to continue growing our CLO platform and expanding our product offering with the support of Pine Brook.  We are confident our new partnership will accelerate growth in both of these key areas."
Bharath Srikrishnan, managing director of Pine Brook, added "The implementation of risk retention has increased capital requirements for CLO managers, creating a need for strong management teams to attract significant amounts of equity capital. Pine Brook was formed for exactly this reason: to provide management teams with the capital they need to build their businesses.  We view Gibran Mahmud and his team as best-in-class managers, and are excited to partner with them to grow a leading credit asset management business."
Aaron Graft, chief executive officer of Triumph Bancorp noted, "Triumph Capital Advisors has established itself as a top CLO manager, and is one of only a handful of managers that have been designated as staff and services provider to dual risk-retention compliant CLOs.  Going forward, we believe Triumph Bancorp shareholder value will be maximized by facilitating the transfer of Triumph Capital Advisors ownership to a platform whose activities are not impacted by regulations intended for depository institutions.  I would like to thank the Triumph Capital Advisors team for their efforts over the past four years and wish them the best."
The transactions are subject to customary closing conditions and are expected to close in the first half of 2017. Wachtell, Lipton, Rosen & Katz and Haynes and Boone, LLP acted as legal advisors to Triumph Bancorp in connection with the transaction.  Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor and Wells Fargo Securities LLC served as the exclusive financial advisor to Pine Brook. Dechert LLP acted as legal advisor to Trinitas Capital Management, LLC. Eaton Partners served as advisor and global placement agent for Trinitas Capital Management, LLC.
About Pine Brook
Pine Brook is an investment firm that manages more than $6.0 billion of limited partner commitments that makes "business building" and other equity investments, primarily in energy and financial services businesses. Pine Brook's team of investment professionals collectively has over 300 years of experience financing the growth of businesses with equity, working alongside talented entrepreneurs and experienced management teams to build businesses of scale. Learn more at www.pinebrookpartners.com.
About Triumph Capital Advisors
Triumph Capital Advisors, based in Dallas, Texas, is a credit-focused investment management firm, with an emphasis on managing and providing other services with respect to CLOs and related credit securities. Its team of talented professionals has deep experience in investing in and managing bank loans, loan acquisition, loan origination, credit analysis, portfolio management, trading, collateralized loan obligation (CLO) investing, and CLO deal structuring and compliance.  Triumph Capital Advisors currently has $1.5Bn in AUM across four CLOs.
Triumph Capital Advisors has been named as the initial staff and services provider to two CLOs issued by Trinitas Capital Management, LLC ("Trinitas").
About Trinitas Capital Management
Trinitas Capital Management is a capitalized manager vehicle that manages CLOs and, directly or through subsidiaries, intends to achieve Dodd-Frank and Capital Requirements Regulation risk retention compliance by investing in the requisite risk retention securities.  Trinitas currently has $1 billion in AUM across two CLOs.
About Triumph Bancorp
Headquartered in Dallas, Texas, Triumph Bancorp, Inc. (Nasdaq:TBK) is a financial holding company with a diversified line of community banking and commercial finance activities. www.triumphbancorp.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements, including statements with respect to the expected benefits of the proposed transactions and the timing of the proposed transactions, are predictions and that actual events or results may differ materially. These forward-looking statements are not guarantees of future results and are subject to factors that could cause actual results to differ materially from those we expect, including, but not limited to: economic, political and market conditions and fluctuations; competition; the possibility that we will not consummate the proposed transaction on the expected terms, if at all; the possibility that the anticipated benefits of the proposed transaction will not be realized; and other factors identified in Triumph Bancorp's filings with the Securities and Exchange Commission (the "SEC"). For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and the forward-looking statement disclosure contained in Triumph Bancorp's Annual Report on Form 10-K, filed with the SEC on February 17, 2017. Forward-looking statements speak only as of the date made and Triumph Bancorp undertakes no duty to update the information.

CONTACT:

Pine Brook Media Contact
Doug Allen
DAllen@StantonPRM.com
646-502-3530

  Triumph Bancorp, Inc. Investor Relations:

         Luke Wyse
         Senior Vice President, Finance & Investor Relations
         lwyse@tbkbank.com
         214-365-6936

         Triumph Bancorp, Inc. Media Contact:
         Amanda Tavackoli
         Vice President, Marketing & Communication
         atavackoli@tbkbank.com
         214-365-6930